Exhibit 10.26

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

AGREEMENT

AGREEMENT, dated as of September 2001 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and SCHRÖDINGER, INC. (“Schrödinger”), a Delaware corporation.

WHEREAS, Professor Richard A. Friesner, is the inventor of an issued Patent No. U.S. [**], entitled [**] (the “Patent”) and is one of the Columbia authors of the PROTEIN FOLDING Code covered by the Patent;

WHEREAS, the right, title and interest in and to the Patent and the PROTEIN FOLDING code have been assigned to Columbia University by the inventor and authors thereof; and

WHEREAS, Columbia wishes to license to Schrödinger the Patent and PROTEIN FOLDING Code and any improvements to the PROTEIN FOLDING Code that will be developed at Columbia in the future, and Schrödinger wishes to obtain such a license in order to be able to market the program and modifications and improvements thereto as a commercial product or commercial products.

NOW, THEREFORE, the parties agree as follows:

1.    Definitions.

a.    “Affiliate” shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with another corporation or business entity. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

b.    “PROTEIN FOLDING” Code, developed at Columbia University, is defined in Exhibit A and is the subject of an issued US Patent No. [**].

c.    “Licensed Patent” shall mean US Patent No. [**] issued on [**].

d.    “Columbia Improvements” shall mean (i) all corrections, modifications and improvements to the Software Product or PROTEIN FOLDING Code developed by Columbia faculty members or other employees or students of Columbia, which are (a) assigned in writing to Columbia pursuant to its Statement of Policy on Proprietary Rights in the Intellectual Products of Faculty Activity in effect at the time such corrections, modifications or improvements are disclosed to Columbia in accordance with such Statement of Policy, or (b) otherwise assigned to Columbia, and (ii) associated documentation.

e.    “Gross Revenues” shall mean all fees or other payments received by Schrödinger or an Affiliate for licensing, leasing, selling or renting the Software Product.

f.    “Non-Columbia Code” shall mean (i) the portions of code incorporated in the Software Product of created by Schrödinger, and (ii) associated documentation.

g.    “Software Product” shall mean any commercial product, software program or code sold or marketed by Schrödinger incorporating in whole or in part, the PROTEIN FOLDING Code and all modifications and improvements thereto, including each new version or release thereof.

h.    For the avoidance of doubt, this will clarify that no royalties shall be due hereunder with respect to any product that does not incorporate the PROTEIN FOLDING code.

2.    License Grant and Title.

a.    Subject to the terms and conditions hereinafter set forth, Columbia hereby grants to Schrödinger:

(i)    a worldwide license to use and to sub-license the PROTEIN FOLDING Code, together with the Licensed Patent and to market the PROTEIN FOLDING Code as part of the Software Product; and

(ii)    a worldwide license to use and to sub-license the Columbia Improvements in the Software Product and to market the Columbia Improvements as part of the Software Product.

b.    The licenses granted under Section 2.a.(i) hereof shall be a worldwide exclusive license. The license granted under Sections 2.a.(ii) hereof shall be non-exclusive, provided that upon written notification by Schrödinger of an impending new release of the Software Product, Columbia will make reasonable efforts to obtain assignments from any authors of Columbia Improvements incorporated in such new release who have not previously assigned such Columbia Improvements to Columbia and, in the event Columbia is successful in obtaining such assignments from all such authors, Columbia shall so notify Schrödinger in writing. Upon such written notification, the license granted to Schrödinger under Section 2.a.(ii) with respect to the Columbia Improvements in such new release of the Software shall become an exclusive license, and the representation and warranty by Columbia under Section 2.d. hereof shall thereupon apply, without the necessity of further action, to such Columbia Improvements. If Columbia is not successful in obtaining assignments from all authors of Columbia Improvements incorporated in any new release of the Software Product, Columbia shall nonetheless refrain from granting any other license with respect to such Columbia Improvements, subject to the provisions of Section 8 hereof.

c.    The licenses granted under Sections 2.a.(i) and (ii) shall not be transferable except pursuant to Section 15.e. hereof.

d.    Columbia represents and warrants to Schrödinger that, subject to the provisions of 35 U.S.C. §200 et. seq., Columbia has title to the Licensed Patent, the PROTEIN FOLDING Code and the Columbia Improvements and that Columbia has full legal right and power to grant to Schrödinger the licenses granted under this Agreement.

e.    This Agreement shall not transfer any title or ownership rights in the Licensed Patent or PROTEIN FOLDING Code or Columbia Improvements, which shall at all times remain with Columbia.

f.    All rights granted by Columbia to Schrödinger under this Agreement are subject to the requirements of 35 U.S.C. §200 et., seq., as amended, and implementing regulations.

3.    No Maintenance. It is understood that Columbia will provide no maintenance or installation services of any kind hereunder. Columbia may, in its sole discretion, use reasonable efforts to assist Schrödinger in correcting errors in the PROTEIN FOLDING Code or Columbia Improvements brought to Columbia’s attention by Schrödinger or others; provided, however, that Columbia will not be considered in breach of this Agreement if it is unable to do so after reasonable efforts.

4.    Licensing of Software by Schrödinger.

Any license agreement for, or agreement for maintenance of, the Software Product entered into by Schrödinger, and any agreement sub-licensing the rights granted by this Agreement, shall:

a.    make adequate provision for the protection of the confidentiality of the PROTEIN FOLDING Code and Columbia Improvements provided to the licensee, by requiring protections of at least the same scope as required under Section 6 hereof;

b.    include disclaimer and indemnity provisions substantially equivalent to the disclaimer and indemnity provisions included in Sections 10 and 11 hereof; and

c.    provide that Columbia shall not be required pursuant to such agreement to provide any maintenance or installation or support services of any kind, whatsoever;

5.    Calculation of Royalties.

a.    In consideration of the licenses granted under Section 2 of this Agreement, Schrödinger shall pay to Columbia royalties calculated as set forth in this Section 5. In addition, Schrödinger shall pay Columbia the sum of $[**] payable as follows: (i) $[**] on December 31, 2002 and (ii) $[**] on December 31, 2003.

b.    Schrödinger shall pay to Columbia the greater of (a) [**]% of Gross Revenues or (b) a percentage of Gross Revenues of the Software Product equal to the product obtained by multiplying [**] by [**].

c.    The above calculation determining royalties will be made annually, beginning with the release of the Software Product. In making this calculation, the number [**]% in Paragraph 5(b) above shall be reduced by [**]% each year starting on the release of the Software Product. Therefore, for the second year after the release of the Software Product, Schrödinger shall pay to Columbia the greater of (a) [**]% of Gross Revenues or (b) a percentage of Gross Revenues of the Software Product equal to the product obtained by multiplying [**] by [**].

6.    Confidentiality; Protection of Software Components and Related Information.

a.    Schrödinger hereby acknowledges that the PROTEIN FOLDING Code and Columbia Improvements are proprietary and confidential and agrees to retain the PROTEIN FOLDING Code and Columbia Improvements in confidence and not disclose the PROTEIN FOLDING Code and Columbia Improvements or any portion thereof, to third parties, except insofar as permitted by, and for the purposes of and in accordance with the terms of, this Agreement, including the licensing of the Software Product to third parties and the sublicensing of the licenses granted hereby. Schrödinger (A) will protect the PROTEIN FOLDING Code and Columbia Improvements in the same manner that it protects its own confidential information; (B) will permit access to the PROTEIN FOLDING Code and Columbia Improvements only to its employees and consultants having a need to know for the purposes of developing, installing, maintaining, or supporting the Software Product and will inform in writing such authorized employees and consultants who will have access to the PROTEIN FOLDING Code or Columbia Improvements of the obligations of confidentiality under this Agreement; and (C) will not duplicate all or any part of the PROTEIN FOLDING Code or Columbia Improvements, except insofar as permitted by this Agreement for the purposes authorized hereunder.

b.    These obligations of confidentiality are not applicable to any materials if and to the extent Schrödinger can demonstrate that such materials:

(i)    are in the public domain through no fault of Schrödinger;

(ii)    were known to Schrödinger prior to initial disclosure by Columbia, whether such disclosure occurred before or after the effective date of this Agreement;

(iii)    were disclosed to Schrödinger by a third party not known by Schrödinger to be bound by any obligation of confidentiality or prohibition of disclosure; or

(iv)    are required to be disclosed by law.

c.    Any termination of this Agreement or the license granted hereunder shall not terminate Schrödinger’s obligations of confidentiality under this Section.

7.    Reports and Payments.

a.    On or before the last business day of [**] of each year of this Agreement, Schrödinger shall submit to Columbia a written report (the “Payment Report”) stating with respect to the preceding calendar quarter, a calculation under Section 5 hereof of the amounts due to Columbia from Schrödinger, making reference to amounts due for each release of the Software Product.

b.    Simultaneously with the submission of each Payment Report, Schrödinger shall make payment to Columbia of the amounts due for the calendar quarter covered by the Payment Report.

c.    Schrödinger shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, at Schrödinger’s principal office, and at Columbia’s expense, during usual business hours, by an independent certified public accountant selected by the Columbia to whom Schrödinger has no reasonable objection, for [**] after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by Schrödinger to Columbia under this Agreement.

8.    Use for Research Purposes of Licenses Granted. Columbia reserves the right to use the PROTEIN FOLDING Code and Columbia Improvements at Columbia for academic research purposes and to permit other academic or not-for-profit research institutions to use same for non-profit research purposes.

9.    Freedom of Publication. Nothing in this Agreement shall restrict the right of Columbia, its faculty or students to publish, disseminate or otherwise disclose descriptions of the PROTEIN FOLDING Code or Columbia Improvements for non-profit scholarly purposes only or, in connection therewith, to disclose pertinent illustrative portions of such PROTEIN FOLDING Code or Columbia Improvements.

10.    Disclaimer of Warranties.

a.    Columbia disclaims any responsibility for the accuracy or correctness of the PROTEIN FOLDING Code or Columbia Improvements or for their use or application by Schrödinger or by any Affiliate, licensee or sub-licensee of Schrödinger.

b.    COLUMBIA MAKES NO REPRESENTATION OR WARRANTY EITHER EXPRESS OR IMPLIED OF ANY KIND, INCLUDING AS TO MERCHANTABILITY OR TO THE ADEQUACY OR SUITABILITY OF THE LICENSED PATENT, PROTEIN FOLDING CODE OR COLUMBIA IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, EXCEPT AS EXPRESSLY STATED IN SECTION 2.d. HEREOF. NEITHER COLUMBIA, NOR ANY EMPLOYEE NOR AGENT OF COLUMBIA, SHALL HAVE ANY LIABILITY TO SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR TO ANY OTHER PERSON ARISING OUT OF THE USE OF THE LICENSED PATENT, PROTEIN FOLDING CODE OR COLUMBIA IMPROVEMENTS, WHETHER ALONE OR AS INCORPORATED IN THE SOFTWARE PRODUCT, BY SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE LACK OF MERCHANTABILITY OR INADEQUACY OR UNSUITABILITY OF THE LICENSED PATENT, PROTEIN FOLDING CODE, OR COLUMBIA IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN, OR FOR THE FAILURE OF COLUMBIA TO PROVIDE SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PERSON ANY CORRECTIONS IN THE PROTEIN FOLDING CODE OR COLUMBIA IMPROVEMENTS.

c.    In no event will Columbia, or its trustees, officers, agents, or employees, be liable to Schrödinger, any Affiliate, licensee or sub-licensee of Schrödinger, or any other party, for any loss or damages, consequential or otherwise, including, but not limited to, time, money, or good will, arising from the use or operation of the Licensed Patent, PROTEIN FOLDING Code or Columbia Improvements.

11.    Indemnity. Schrödinger shall hold harmless, defend and indemnify Columbia and its trustees, officers, agents and employees, from and against any damages, suits, claims, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) based on the actions of Schrödinger arising out of this Agreement, including without limitation, the manufacture, packaging, marketing, use, sale, rental or lease of the PROTEIN FOLDING Code or Columbia Improvements by Schrödinger, its Affiliates, or its (or their) licensees or sub-licensees. Notwithstanding the foregoing, Schrödinger’s indemnity obligations hereunder will not apply to damages, suits, claims, liabilities, costs and expenses to the extent arising as a result of the actions of Columbia, its trustees, officers, agents, employees or consultants.

12.    Insurance.

a.    Schrödinger shall maintain, during the term of this Agreement, comprehensive general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Schrödinger, its Affiliates and its sublicensees, for minimum limits of $[**] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its trustees, directors, officers, employees, and agents as additional insureds. Schrödinger shall furnish a certificate of insurance evidencing such coverage, with [**] written notice to Columbia of cancellation or material change.

b.    Schrödinger’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

c.    Schrödinger shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

13.    Use of Name. Schrödinger will not use the name of Columbia University for any purpose whatever without Columbia’s written consent. The name of any faculty member, other employee or student of Columbia University will not be used by Schrödinger without the written consent of such person.

14.    Best Efforts. Schrödinger will use its best efforts to release a product incorporating the PROTEIN FOLDING Code licensed to Schrödinger under this Agreement within [**] from the execution date of this Agreement. If Schrödinger fails to do so, Columbia, in its sole discretion, may elect to convert the exclusive license into a non-exclusive license.

15.    Termination.

a.    This Agreement shall be effective as of the Effective Date and its provisions shall continue until their expiration or termination in accordance with this Section 15.

b.    Schrödinger’s obligation to pay Royalties under Section 5 shall terminate upon the earliest to occur of (i) expiration of the last to expire of the Licensed Patent, (ii) the passage of 20 years from the Effective Date, or (iii) the termination of this Agreement pursuant to Section 15.c.

c.    Columbia may terminate this Agreement and the licenses granted hereunder upon [**] written notice of Schrödinger’s material breach of the Agreement and Schrödinger’s failure to cure the specified breach within [**] of receipt of said notice.

d.    Schrödinger’s obligations under Sections 6, 11, and 12 and under Sections 5 and 7 for royalty payments payable in connection with agreements for licensing, sub-licensing or maintaining the Software Product entered into by Schrödinger prior to the termination of this Agreement shall survive termination of this Agreement.

e.    Upon termination of this Agreement, the licenses granted under Section 2 hereof shall be revoked and Schrödinger shall thereafter be prohibited from using the PROTEIN FOLDING Code and Columbia Improvements as part of the Software Product and from marketing the PROTEIN FOLDING Code and Columbia Improvements as part of the Software Product; provided, however, that within [**] after termination, Schrödinger shall deliver to Columbia a statement indicating the number and description of the Software Product which it has on hand or is in the process of manufacturing as of the termination date. Schrödinger may dispose of the Software Product covered by this Agreement for a period of [**] after termination or expiration except that Schrödinger shall have no such right in the event this Agreement is terminated pursuant to section 15.c. above. Upon such termination, at the request of any licensee of Schrödinger under a license or sub-license in effect as of such termination, Columbia shall grant directly to such licensee a license to use the PROTEIN FOLDING Code and Columbia Improvements incorporated in the Software Product licensed by Schrödinger to such licensee, on the same terms and conditions concerning such use as those embodied in the then-existing license between Schrödinger and its licensee,

16.    Infringement.

a.    Columbia will protect its Licensed Patent from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

b.    If Schrödinger shall have supplied Columbia with written evidence demonstrating to Columbia’s reasonable satisfaction prima facie infringement of a claim of a Licensed Patent by a third party, Schrödinger may by notice request Columbia to take steps to protect the Licensed Patent. Unless Columbia shall within [**] of the receipt of such notice either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer and diligently pursue same, Schrödinger may upon notice to Columbia initiate legal proceedings against the infringer at Schrödinger’s expense. In such event Schrödinger may deduct from payments due hereunder to Columbia reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any such payments be reduced by more than [**]% of the amount otherwise due to Columbia hereunder. Any recovery by Schrödinger in such proceedings shall first be used to reimburse Schrödinger for reasonable costs and legal fees incurred to conduct such proceedings and next to pay any amounts withheld from Columbia by Schrödinger under this Section 16 during the pendency of the proceedings. The balance shall be divided [**]% to Schrödinger and [**]% to Columbia.

c.    In the event one party shall initiate or carry on legal proceedings to enforce any Licensed Patent against an alleged infringer, the other party shall use its best efforts to cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph.

d.    Neither party shall make any settlement of a dispute with an alleged infringer without first having notified the other party in writing of the proposed settlement and having received the other party’s written consent to the settlement and the terms thereof. Such consent shall not be unreasonably withheld or delayed.

17.    Patent Maintenance Fees. As exclusive licensee, Schrödinger shall pay all maintenance fees associated with the Licensed Patent.

18.    General Provisions.

a.    Notice. Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be considered given when mailed by certified or registered mail, return receipt requested, to the parties at the following addresses (or at such other address that a party may specify by notice hereunder):

If to Columbia: with a copy to:	Dr. Michael Cleare
Executive Director
Columbia Innovation Enterprise
Columbia University
Engineering Terrace, Ste 363
500 West 120th Street
New York, New York 10027

with a copy to:	Office of the General Counsel
Columbia University
412 Low Memorial Library
New York, New York 10027

If to Schrödinger:	Dr. Murco Ringnalda
President
Schrödinger, Inc.
1500 S.W. First Avenue
Suite 1180
Portland, OR 97201

with a copy to:	Gerald P. Halpern, Esq.
Melzer, Lippe, Goldstein & Schlissel, LLP
190 Willis Avenue
Mineola, NY 11501

b.    Assignment. This Agreement and the licenses granted hereunder may not be assigned or transferred without the prior written consent of Columbia, which shall not be unreasonably withheld or delayed beyond [**] after submission to Columbia of a request for such consent, provided that in connection with such a request, the name of the proposed assignee and such additional information relating to the proposed assignee as Columbia may reasonably request shall also be submitted.

c.    Governing Law. This Agreement shall be governed by New York law applicable to agreements made and to be performed in New York.

d.    Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties and supersedes all previous agreements whether written or oral. This Agreement may be amended only by an instrument in writing duly executed on behalf of both parties.

e.    No Waiver. Failure by either party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

f.    Severability. If any provision hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision and never been contained herein.

g.    Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which shall together be deemed to constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE TRUSTEES OF COLUMBIA UNIVERSITY
IN THE CITY OF NEW YORK

By	/s/ Dr. Michael Cleare
Dr. Michael Cleare, Executive Director
CIE/ Science & Technology Ventures

SCHRÖDINGER, INC.

By	/s/ Lane Jorgenson
Mr. Lane Jorgenson, CEO

120 West 45th Street, 32nd Floor, New York, NY 10036 Tel: (646) 366-9555 Fax: (646) 366-9550

September 9, 2004

VIA FEDERAL EXPRESS

The Trustees of Columbia University in the City of New York

c/o Columbia University Science and Technology Ventures

500 West 120th Street

363 Engineering Terrace, Mail Code 2206

New York, NY 10027

Attention: Beth Kauderer, Associate Director

Re:

Agreement (“Agreement”), dated as of September, 2001, between The

Trustees of Columbia University in the City of New York (“Columbia”) and

Schrödinger, Inc., assigned to Schrödinger, L.L.C. (“Schrödinger”) by Consent of Columbia, dated as of March 27, 2002

Dear Beth:

This letter will confirm our discussions and will constitute an amendment to the above-referenced Agreement. All defined terms referenced herein and not otherwise defined are used as defined in the Agreement.

In consideration of the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, as of the date of this letter (the “Amendment Effective Date”), Columbia and Schrödinger agree as follows:

1.    Section 1.a of the Agreement shall be deleted and replaced with the following provision:

“Affiliate” shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with another corporation or business entity. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity. D. E. Shaw Research and Development, L.L.C. (which is Schrödinger’s managing member as of the date hereof) shall be considered an Affiliate of Schrödinger.

2.    Section 1.e of the Agreement shall be deleted and replaced with the following provision:

“Gross Revenues” shall mean all fees or other payments received by Schrödinger and Affiliates of Schrödinger for licensing, selling, leasing, or renting any Software Product (as hereinafter defined); provided, however, that fees or other payments received by Schrödinger in connection with the licensing, selling, leasing, or renting of a Software Product to Columbia shall not constitute Gross Revenues, and provided further that fees or other payments constituting Services Fees (as hereinafter defined) shall not constitute Gross Revenues. In the event that one or more Software Products are sold together with other products (such sale a “Multiple Product Sale”) for a single aggregate license fee (a “Multiple Product License Fee”), Gross Revenues shall mean the fraction of the Multiple Product License Fee attributable to the Software Product(s), as calculated by multiplying the Multiple Product License Fee by a fraction whose numerator is the then-current aggregate list price of any Software Products included in the Multiple Product Sale (or the aggregate number of tokens associated with such Software Product(s)) and whose denominator is the then-current aggregate list price of all products included in the Multiple Product Sale (or the aggregate number of tokens associated with all products included in the Multiple Product Sale).

By way of example only and without limiting the foregoing:

[**].

3.    The following provision shall be added as Section 1.i of the Agreement:

“Schrödinger Improvements” shall mean any corrections, modifications and improvements to the PROTEIN FOLDING Code developed by employees, agents or contractors of Schrödinger or of Schrödinger’s Affiliates.

4.    The following provision shall be added as Section 1.j of the Agreement:

“Services Agreement” shall mean an agreement between Schrödinger or an Affiliate of Schrödinger and one or more third parties under which Schrödinger undertakes to perform services using a Software Product (as hereinafter defined) on behalf of, or in collaboration with, such third parties in return for fees or other payments (any such fees or payments, “Services Fees”); provided, however, that fees or other payments received by Schrödinger in connection with a Services Agreement between Schrödinger and Columbia, shall not constitute Services Fees, and provided further that fees or other payments constituting Gross Revenues shall not constitute Services Fees.

5.    The following provision shall be added as Section 1.k of the Agreement:

“Unassigned Improvements” shall mean any corrections, modifications and improvements to the PROTEIN FOLDING Code made by Columbia and/or by faculty members, other employees, or students of Columbia that have not been assigned to Columbia, solely to the extent that Columbia is legally entitled to such assignments.

6.    Section 2.a of the Agreement shall be deleted and replaced with the following provision:

Subject to the terms and conditions hereinafter set forth, Columbia hereby grants to Schrödinger:

(i)    a worldwide license to reproduce, use, execute, copy, compile, operate, sublicense and distribute the PROTEIN FOLDING Code, together with the Licensed Patent, in connection with (A) the marketing, licensing and distribution of the PROTEIN FOLDING Code and/or a Software Product or Software Products and (B) providing services pursuant to a Services Agreement or Services Agreements;

(ii)    reproduce, use, execute, copy, compile, operate, sub license and distribute the Columbia Improvements in connection with (A) the marketing, licensing and distribution of the PROTEIN FOLDING Code and/or a Software Product or Software Products and (B) providing services pursuant to a Services Agreement or Services Agreements;

(iii)    a worldwide license to develop Schrödinger Improvements (and permit Schrödinger’s Affiliates to do so); and

(iv)    a worldwide license to use the PROTEIN FOLDING Code (and permit Schrödinger’s Affiliates to do so) for purposes of (A) conducting scientific or technical research, and (B) back-up and disaster recovery.

For avoidance of doubt, it is the intent of Columbia, by the foregoing licenses, to grant Schrödinger and its Affiliates all necessary rights and licenses under any patents arising out of or relating to the PROTEIN FOLDING Code, trademarks, copyrights and any other intellectual property and proprietary rights held by Columbia (not including patents other than those arising out of or relating to the PROTEIN FOLDING Code) to the extent such patents arising out of or relating to the PROTEIN FOLDING Code, trademarks, copyrights and any other intellectual property and proprietary rights would otherwise be infringed by Schrödinger’s or, as applicable, Schrödinger’s Affiliates’ use of the PROTEIN FOLDING Code in accordance with this Agreement. Nothing in this Agreement confers by estoppel, implication, or otherwise any license or rights under any patents of Columbia other than patents arising out of or relating to the PROTEIN FOLDING Code.

7.    Section 2.b of the Agreement shall be deleted and replaced with the following provision:

The licenses granted under Section 2.a hereof shall be worldwide, exclusive licenses whose term shall be (subject to the terms and conditions of this Agreement) perpetual. Columbia will make reasonable efforts to obtain assignments from any authors of Unassigned Improvements proposed to be incorporated in any new release of a Software Product who have not previously assigned such Unassigned Improvements to Columbia and, in the event Columbia is successful in obtaining such assignments from any such authors, (i) Columbia shall so notify Schrödinger in writing, and (ii) such Unassigned Improvements for which Columbia has obtained assignments shall be deemed to be Columbia Improvements. Columbia shall not deliver an Unassigned Improvement to Schrödinger unless Columbia has obtained assignments from all authors of such Unassigned Improvement.

8.    The following provision shall be added as Section 2.g of the Agreement:

Schrödinger shall not sublicense the PROTEIN FOLDING Code to be incorporated in a product that is not sold directly by Schrödinger or distributed on Schrödinger’s behalf by a distributor of Schrödinger.

9.    Section 4 of the Agreement shall be deleted and replaced with the following provision:

4.    Licensing of Software by Schrödinger.

Schrödinger shall cause any license agreement for, or agreement for maintenance of, a Software Product entered into between Schrödinger and a customer of Schrödinger, and any agreement sub-licensing the rights granted by this Agreement, to:

a.    make adequate provision for the protection of the confidentiality of the PROTEIN FOLDING Code and Columbia Improvements provided to the licensee, by requiring protections of at least the same scope as required under Section 6 hereof;

b.    include a disclaimer provision that is substantially equivalent to that set forth in Section 10 hereof; and

c.    provide that Columbia shall not be required pursuant to such agreement to provide any maintenance or installation or support services of any kind, whatsoever.

10.    Section 5.b of the Agreement shall be deleted and replaced with the following provision:

Schrödinger shall pay to Columbia a “Software Product Royalty” equal to the greater of:

(i) [**]% (the “Floor Percentage”) multiplied by a fraction of the Gross Revenues, calculated as follows:

[**].

Each [**] period following the Amendment Effective Date in which no Columbia Improvements are delivered to Schrödinger shall constitute a “Floor Reduction Period.” For each Floor Reduction Period, the Floor Percentage shall be reduced by [**] percent ([**]%) and such reduced Floor Percentage shall be used in all subsequent royalty calculations; provided, however, that the Floor Percentage shall not be reduced below [**]%. For the avoidance of doubt, no Floor Reduction Period may overlap with another Floor Reduction Period.

11.    The following provision shall be added as Section 5.d of the Agreement:

In the event Schrödinger enters into a Services Agreement, for each Software Product used in connection with such Services Agreement, for each year in which such Software Product is used for any amount of time in connection with such Services Agreement, Schrödinger will pay to Columbia a “Services Agreement Royalty” equal to the product obtained by multiplying:

(a)    the greater of:

(i)    the then-current Floor Percentage or

(ii)    a percentage of Gross Revenues equal to the product obtained by [**];

For purposes hereof, “[**]” shall mean [**]. For purposes hereof, “[**]” shall mean [**].

“Schrödinger-Columbia Agreements” shall mean, collectively: (i) that certain Agreement, dated May 5, 1994, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002; (ii) that certain Agreement, dated July 15, 1998, between Columbia and Schrödinger, Inc., subsequently assigned to Schrödinger by Consent, dated March 27, 2002; (iii) the Agreement; and (iv) that certain Agreement, dated June 19, 2003, between Columbia and Schrödinger.

12.    The following provision shall be added as Section 5.e of the Agreement:

In the event Gross Revenues or Services Fees are paid to Schrödinger in the form of equity securities, Schrödinger may (in Schrödinger’s sole discretion) pay the relevant Software Product Royalty or Services Agreement Royalty either in cash (such cash payment to equal the product obtained by multiplying (i) the fair market value of the equity securities constituting such Gross Revenues or Services Fees by (ii) the percentage of the Gross Revenues or Services Fees owed by Schrödinger to Columbia hereunder as a Software Product Royalty or Services Agreement Royalty) or, to the extent permitted by law, by transferring to Columbia a portion of the equity securities received by Schrödinger in payment of the Gross Revenues or Services Fees, such portion to equal the percentage of the Gross Revenues or Services Fees owed by Schrödinger to Columbia hereunder as a Software Product Royalty or Services Agreement Royalty.

13.    Section 7.c of the Agreement shall be modified such that the phrase “or software expert” is added following the phrase “independent certified public accountant.”

14.    Section 10.b of the Agreement shall be deleted and replaced with the following provision:

COLUMBIA MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED OF ANY KIND, INCLUDING AS TO MERCHANTABILITY OR TO THE ADEQUACY OR SUITABILITY OF THE PROTEIN FOLDING CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, EXCEPT AS EXPRESSLY STATED IN SECTION 2.d. HEREOF. EXCEPT FOR COLUMBIA’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER COLUMBIA NOR ANY EMPLOYEE NOR AGENT OF COLUMBIA SHALL HAVE ANY LIABILITY TO SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR TO ANY OTHER PERSON ARISING OUT OF THE USE OF THE PROTEIN FOLDING CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS, WHETHER ALONE OR AS INCORPORATED IN A SOFTWARE PRODUCT, BY SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE LACK OF MERCHANTABILITY OR INADEQUACY OR UNSUITABILITY OF THE PROTEIN FOLDING CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN, OR FOR THE FAILURE OF COLUMBIA TO PROVIDE SCHRÖDINGER OR ANY AFFILIATE, LICENSEE OR SUB-LICENSEE OF SCHRÖDINGER OR ANY OTHER PERSON ANY CORRECTIONS IN THE PROTEIN FOLDING CODE OR COLUMBIA IMPROVEMENTS OR UNASSIGNED IMPROVEMENTS.

15.    Section 12 of the Agreement shall be deleted and replaced with the following provision:

12.    Insurance.

a.    During the term of this Agreement and for a period of [**] following its termination, Schrödinger shall maintain comprehensive general liability insurance on a claims made basis, including product liability insurance, with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Schrödinger, its Affiliates and its sublicensees, for minimum limits of $[**] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its trustees, directors, officers, employees, and agents as additional insureds. Schrödinger shall furnish a certificate of insurance evidencing such coverage, with [**] written notice to Columbia of cancellation or material change.

b.    Schrödinger’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory.

c.    Schrödinger shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

16.    Section 15.d of the Agreement shall be deleted and replaced with the following provision:

The following provisions shall survive termination of this Agreement: Sections 5, 6, 7, 11, 12, and 15; provided, however, that if Schrödinger terminates this Agreement pursuant to Section 15.b, Section 5 shall not survive termination of this Agreement.

17.    The following provision shall be added as Section 15.f of the Agreement:

Notwithstanding anything in this Agreement to the contrary, following any termination of this Agreement, to the extent Schrödinger has licensed, without any right to further sublicense, Software Products to third parties pursuant to the rights granted in Section 2 herein, (i) such third parties shall retain perpetually the right to use such Software Products as delivered by Schrödinger (notwithstanding the termination of this Agreement), (ii) Schrödinger shall have a perpetual right to continue providing support to such third parties in connection with their use of such Software Products (notwithstanding the termination of this Agreement), and (ii) Schrödinger may, upon Columbia’s approval (which shall not be unreasonably withheld or delayed) use the PROTEIN FOLDING Code to provide services pursuant to a Services Agreement entered into prior to the effective date of termination.

18.    Section 17 of the Agreement shall be deleted and replaced with the following provision:

Patent Maintenance Fees. As exclusive licensee, Schrödinger shall pay all reasonable maintenance and attorney fees for counsel to which Schrödinger has no reasonable objection associated with the Licensed Patent.

19.    Section 18.b of the Agreement shall be deleted and replaced with the following provision:

Assignment. This Agreement and the licenses granted hereunder shall be assignable by Schrödinger to (i) an Affiliate of Schrödinger, or (ii) an entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the voting securities and/or assets of Schrödinger. Except as otherwise set forth in the foregoing sentence, this Agreement and the licenses granted hereunder may not be assigned or transferred without the prior written consent of Columbia, which shall not be unreasonably withheld or delayed beyond [**] after submission to Columbia of a request for such consent, provided that in connection with such a request, the name of the proposed assignee and such additional information relating to the proposed assignee as Columbia may reasonably request shall also be submitted.

20.    The following provision shall be added as Section 18.h of the Agreement:

Force Majeure. Neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to earthquake, flood, fire, storm, natural disaster, act of God, war, act of terrorism, armed conflict, labor strike, lockout, or boycott, provided that the party relying upon this section (i) shall have given the other party written notice thereof promptly and, in any event, within [**] of discovery thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure event upon which such notice is based.

All other terms of the Agreement will remain unchanged. In the event of any inconsistency between this letter and the Agreement, this letter will control.

If the foregoing agrees with your understanding, kindly countersign both enclosed copies of this letter and return one copy to the attention of Alice L. Geene, Schrödinger’s Corporate Counsel, at the address above and by facsimile at (646) 366-9550.

Sincerely,

/s/ Charles Ardai
Charles Ardai
President

Agreed and accepted:

THE TRUSTEES OF COLUMBIA UNIVERSITY
IN THE CITY OF NEW YORK

By:	/s/ Michael J. Cleare
Name:
Title: